Exhibit 10.40
AEROJET ROCKETDYNE HOLDINGS, INC.
2019 EQUITY AND PERFORMANCE INCENTIVE PLAN

Restricted Stock Unit Agreement

WHEREAS, Participant Name (the “Grantee”) is an employee of Aerojet Rocketdyne Holdings, Inc. (the “Company”) or a Subsidiary of the Company (a “Subsidiary”); and

WHEREAS, the grant of an award of restricted stock units has been duly authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors.

NOW, THEREFORE, pursuant to the Company’s 2019 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee, as of Grant Date (the “Date of Grant”), Number of Awards Granted restricted stock units (the “Restricted Stock Units” or the “RSUs”). Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value $0.10 per share (the “Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”).

1. Issuance of Stock. Any Stock underlying the RSUs that becomes vested in accordance with the terms and conditions of this Agreement shall be settled as soon as practicable following vesting and in no case after the later of (i) the last day of the calendar year in which the Stock underlying the RSUs becomes vested and (ii) the fifteenth (15) day of the third (3) calendar month following such vesting date. Any Stock issued pursuant to this Agreement shall be fully paid and nonassessable and shall be represented by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

2. Restrictions on Transfer of RSUs. The RSUs subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee and all rights with respect to the RSUs granted hereunder shall be available only to the Grantee during the Grantee’s lifetime. Any purported transfer, encumbrance or other disposition of the RSUs covered by this Agreement that is in violation of this Section will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the RSUs covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section with respect to all or any portion of the RSUs covered by this Agreement.

3. Vesting of RSUs.

(a) Provided that the Grantee remains in continuous employment as an employee of the Company or Subsidiary through such date, the RSUs covered by this Agreement will become vested and nonforfeitable on:
Please refer to Schedule A: Vesting Schedule[1]

(b) For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (A) the transfer of his employment among the Company and its Subsidiaries or (B) an approved leave of absence.

(c) Notwithstanding the provisions of Subsection (a) of this Section, in the event of a change in control of the Company that occurs pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2020, by and among Lockheed Martin Corporation (“Lockheed”), Mizar Sub, Inc., and the Company (the “Merger Agreement”) while the Grantee is an employee of the Company, each outstanding and unvested RSU covered by this Agreement will be canceled and forfeited as of the moment that is immediately prior to the moment immediately prior to the Effective Time (as defined in the Merger Agreement, and, notwithstanding the terms of Section 5.3(f) of the Merger Agreement and notwithstanding the contrary terms of any employment agreement or severance policy applicable to the Grantee (which agreements and policies are specifically superseded with respect to the RSUs covered by this Agreement by this sentence), the Grantee will be entitled to receive either a new award or a cash payment, as applicable, pursuant to an agreement between the Company and Lockheed. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, then, (i) the Committee reserves the right, in its sole discretion, to modify or amend the Schedule A: Vesting Schedule of this Agreement (in whole or in part); and (ii) notwithstanding the provisions of Subsection (a) of this Section, all of the RSUs covered by this Agreement will become immediately vested and nonforfeitable upon the occurrence of any change in control of the Company that shall occur following the termination of the Merger Agreement. For the purposes of this Agreement, the term “change in control” will have the meaning given such term under the Plan as in effect on the Date of Grant. For the avoidance of doubt, any extension of the Merger Agreement shall not be considered a termination of the Merger Agreement.

4. Forfeiture of RSUs.

(a) The RSUs covered by this Agreement that have not become vested and nonforfeitable in accordance with Section 3 hereof shall be forfeited upon Grantee’s Termination of Employment unless the Committee determines to provide otherwise. In the event of a forfeiture, the RSUs covered by this Agreement that have not become vested and nonforfeitable in accordance with Section 3 hereof shall be cancelled.

(b) Notwithstanding the provisions of Section 3 hereof, all of the RSUs covered by this Agreement, and any Stock that has been issued upon vesting of the RSUs, shall be subject to cancellation, forfeiture or recoupment upon the occurrence of any of the following events: (i) termination of the Grantee’s employment for
[1] To be completed.

cause; (ii) the Grantee’s violation of material Company or Subsidiary policies or breach of applicable noncompetition or confidentiality covenants; and (iii) conduct by the Grantee that is detrimental to the business or reputation of the Company or its Subsidiary.

5. Dividend Equivalents, Voting and Other Rights as a Shareholder. The Grantee will not have any of the rights of a shareholder with respect to the Stock underlying the RSUs covered by this Agreement, including voting rights, unless and until such shares of Stock settled for such RSUs shall have been issued by the Company to the Grantee (as evidenced on the appropriate books of the Company or of a duly authorized transfer agent of the Company). Notwithstanding the foregoing, the RSUs shall accrue dividend equivalents with respect to dividends that would otherwise be paid on the shares of Stock underlying such RSUs during the period from the Date of Grant to the date such shares of Stock are delivered in accordance with Section 1. As of any date that the Company pays a cash dividend on its Stock, the Company shall credit the Grantee with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Stock on such date, multiplied by (ii) the total number of RSUs subject to this award that are outstanding immediately prior to the record date for such dividend (the “Dividend Equivalent Right”). Any such Dividend Equivalent Rights credited pursuant to the preceding sentence shall be subject to the same vesting conditions, payment and all other terms and conditions applicable to the original RSUs to which they relate, including tax withholding obligations, except that any vested Dividend Equivalent Rights shall in all cases be paid in cash.

6. Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7. Restrictions on Resale of Stock. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any shares of Stock issued pursuant to vested RSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8. Adjustments. The Committee may make adjustments, consistent with the Section 409A Rules, in the terms and conditions of, and the criteria included in, this Agreement, in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Grantee under the Plan.

9. Withholding Taxes.

(a) Upon the vesting of any portion of the RSUs, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due, if any, as a result of such vesting. The Company’s obligation to deliver the Stock shall be subject to such payment. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee the minimum statutory amount (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) to satisfy Federal, state, local or foreign withholding taxes due with respect to such vesting.

(b) Subject to (i) the Committee’s right to disapprove any such election and require the Grantee to pay the required withholding tax, if any, in cash, (ii) any Company policies, and (iii) applicable laws, the Grantee shall have the right to elect to pay the minimum (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) required withholding tax payable at vesting by having the Company withhold shares of Stock otherwise issuable upon vesting and settlement. Any such election shall be irrevocable, made in writing and signed by the Grantee. If vesting occurs within a closed window period during which the Grantee is prohibited by the Company’s policies from trading in Company securities, the Company shall retain shares to be received at vesting to pay the minimum (or, if and when the Company adopts any applicable accounting standard allowing for greater share withholding, up to such withholding rate that will not cause an adverse accounting consequence or cost) required withholding tax to be paid at vesting. Shares of Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Stock are valued for purposes of determining the required withholding taxes.

10. Employment Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

12. Notices. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Grantee at the address appearing in the personnel records of the Company for such Grantee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

13. Agreement Subject to the Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

14. Amendments. The Committee may amend this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except as required under the tax laws.

15. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

16. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

17. Certain Defined Terms. In addition to the terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

This Agreement is effective as of Grant Date.

AEROJET ROCKETDYNE HOLDINGS, INC.

By:	/s/ Arjun Kampani
Arjun L. Kampani
Vice President, General Counsel and Secretary

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Unit Agreement and accepts the right to receive the Restricted Stock Units subject to the terms and conditions of the Plan and the terms and conditions herein above set forth. If the undersigned Grantee does not execute this Restricted Stock Unit Agreement prior to January 12, 2022, this Restricted Stock Unit Agreement shall be null and void.

Electronic Signature

Participant Name

SCHEDULE A: VESTING SCHEDULE
PERFORMANCE RESTRICTED STOCK UNIT GRANT
Aerojet Rocketdyne Holdings, Inc.
2019 Equity and Performance Incentive Plan
GRANT DATE
PARTICIPANT NAME
A.Total Grant: Number of Awards Granted Units, each Unit represents the right to receive one share of Aerojet Rocketdyne Holdings, Inc. Common Stock (“Maximum Units”)
B.Performance Period and Targets:
Achievement of the following objective will result in cliff vesting of the award, in whole Units only, on the date following the fiscal year ending December 31, 2024 on which the Committee meets and determines if and to what extent the performance goal set forth below has been achieved (which vesting date shall not be earlier than February 28, 2025):
($ - millions)

Allocation of Maximum Units	Objective	Threshold	Target	Maximum
50%	Cumulative 2022-2024 EBITDAP, computed in accordance with Appendix A	$[•]	$[•]	$[•]
50%	Average 2022-2024 Return on Invested Capital, computed in accordance with Appendix A	$[•]	$[•]	$[•]
	Percentage of Maximum Units that can vest at Threshold, Target and Maximum Performance Levels	[•]%	[•]%	[•]%

Achievement of an Objective at a level between the Threshold, Target and Maximum Performance Levels will result in prorata vesting of Units allocated to that Objective, in whole Units only.